Exhibit 10.12

SECOND AMENDMENT TO LEASE

This Second Amendment to Lease (.this “Second Amendment”) entered into this 30th of March, 2001, by and between BEDFORD PROPERTY INVESTORS, INC., a Maryland corporation, successor in interest to Alexander & Baldwin. Inc. (“Landlord”) and SYNNEX INFORMATION TECHNOLOGIES, INC., a California corporation (“Tenant”).

RECITALS

A.    Landlord’s predecessor in interest and Tenant previously entered into that certain lease dated December 5. 1996 (which lease, together with all amendments and modifications thereto, is hereinafter known as the “Lease”) whereby Landlord leased lo Tenant and Tenant leased from Landlord certain space commonly known Spinnaker Two, Building 3 A at .1777-3797 Spinnaker Count, Fremont. California consisting of approximately 53,380 rentable square feet. as more particularly identified in the Lease (the “Premises”).

B.    Tenant has for many months noticed odors emanating from an adjacent space in the Building (the “Long’s Premises”), which space is leased from Landlord by Long’s Manufacturing (“Long”). Tenant has done testing of the odors and based on the results thereof, Tenant’s consultant has determined that, while such odors are noticeably present at times, there is no air contamination with any hazardous, toxic, or dangerous substances in concentrations significant enough to constitute a violation of OSHA standards. Notwithstanding the foregoing, or the fact that Landlord is not responsible for origination of the odors, Landlord has agreed to contribute to certain improvements in the Long’s Premises to attempt to alleviate the odors.

C.    The parties hereto wish to amend the Lease to (i) extend the term of the Lease, (ii) modify the Base Tent, (iii) address the odors as set forth in Recital B, and (iv) to otherwise amend the terms and conditions of the Lease as hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledge, the parties hereto agree as follows:

AGREEMENT

1.    Recitals. The foregoing recitals are truth and correct and are incorporated herein by this reference.

2.    Defined Terms. All capitalized terms used in this Second Amendment that are not defined herein shall have the meaning as defined in the Lease.

3.    Effective Date. The “Effective Date” shall be April 1, 2001.

4.    Extension of Term. As of the Effective Date, Section IV of the Lease is hereby amended to extend the term of the Lease such that the new Expiration Date shall be March 31, 2004.

5.    Base Monthly Rent. As of the Effective Date, Section V of the Lease is hereby amended so that the Base Monthly Rent for premises shall be as follows:

4/1/2001 – 3/31/2002:	One hundred, One Thousand, Four Hundred, Twenty Two Dollars and 00/100 ($101,422.00) per month

4/1/2002 – 3/31/2003:	One Hundred, Five Thousand, four Hundred, Seventy Eight Dollars and 88/100 ($105,478.88) per month.

4/1/2003 –3/31/2004:	One Hundred, Nine Thousand, Six Hundred, Ninety Eight Dollars and 04/100 ($109,698.04) per month.

6.    Security Deposit and Advanced Rent. As of the Effective Date, Section V of the Lease is hereby amended so that the Security Deposit shall be One Hundred, Nine Thousand, Seven Hundred Dollars and 00/I00 ($109,700.00). Landlord currently holds $56.744.00 as a Security Deposit. Upon Execution of this Second Amendment, Tenant shall remit the amount of $52,956.00 to Landlord to increase the Security Deposit to $109,700.00. In addition, upon execution of this Second Amendment, Tenant shall remit a check for rent due in April 2001 in the amount of $111,134.00. This amount includes Base Monthly Rent of $101,422.00 plus Common Area costs in the amount of $9,712.00.

7.    Improvement’s to Long’s Premises. Landlord will cause (1) the installation of one exhaust fan and ancillary equipment on Long’s Premises as described in the proposal from Associated Engineering & Construction dated January 18, 2001 (collectively the “Fans”), a copy of which is attached as Exhibit 1 to this Second Amendment and incorporated herein by this reference, (2) the sealing of all open spaces, holes and penetrations in the demising wall between Long’s Premises and Tenant per the proposal from Bayside interiors dated December 4, 2000 (the “Sealing”) attached as Exhibit 2. Landlord will begin the installation of the Fans and Sealing upon full execution of this Second Amendment and use commercially reasonable diligence to the installation of the Fans and Sealing. Tenant will reimburse Landlord, as Additional Rent, for all the costs (expect as hereinafter set forth) associated with the installation of the Fans and the Sealing; provided, however, that Landlord shall pay for two-third of all such costs. In addition Landlord shall pay two-thirds of the actual expenses incurred by Tenant for additional air filters, air sampling and consultant fees in connection with the air quality dispute between Tenant and Long’s (the Additional costs”) within ten business days of receipt of demand for payment, accompanied by appropriate backup documentation. In no event shall Landlord’s contribution to the cost of the Fans, the dealing and Additional costs exceed #30,000. Landlord shall obtain Long’s written agreement that the Fans shall be operating continually (i.e., twenty-four hours per day, seven days per week to maintain negative air pressure per the design specifications outlined in Exhibit 1). Landlord shall provide electricity to the Fans by connecting them to the Building house meter and shall recover those costs directly from Long’s. Landlord shall also perform periodic preventative maintenance on the Fans and shall recover those cost directly from Long’s. It is agreed that Tenant shall have no responsibility for monitoring Long’s to ensure that the Fans are in operation continually. However, Tenant may, at its sole cost and expense, install in the common area electrical room of the building a monitoring device (the “Monitoring Device”) on the Fans to record their hours of operation. If installed, the Monitoring Device shall be maintained and monitored by Tenant at its sole cost and expense.

8.    Long’s Security Deposit. Tenant has retained the security deposit in the amount of $46,800 form Long’s pursuant to their previous sublease agreement dated January 12, 1998 (the “Long’s Security Deposit”). Upon execution of this Second Amendment, Tenant shall return the Long’s Security Deposit without deduction or other offset to Long’s.

9.    Release. Tenant acknowledges that it is entering into this Second Amendment and the Lease extension with full knowledge of the odors, the facts set forth in the Recitals, and all other matters set forth in this Second Amendment. Tenant acknowledges and agrees (i) that Landlord has made no representations or warranties whatsoever as to whether the Fans or the Sealing will affect the odors in any way, (ii) that Landlord’s sole obligation with respect to the odors is to install the fans, complete the Sealing and performs all other obligations as set forth in Section 7, and (iii) Tenant will not seek recovery from Landlord on account of any odors from the Long’s Premises if Landlord installs the Fans, completes the sealing and performs all other obligations as set forth in Section 7. Provided Landlord installs the Fans, completes the Sealing the performs all other obligations set forth in Section 7, Tenant releases Landlord from any and all claims of every nature and kind whatsoever, past, present or future, known or unknown, suspected or unsuspected, in any way related to the odors, and expressly waives all rights under Section 1542 if the California Civil Code which reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of execution the release, which if known by him must have materially affected his settlement with the debtor.”

10.    Brokers. Landlord and Tenant each represent and warrant to the other party that is has not authorized or employed, or acted by implication to authorize or employ, any real estate broker or salesman to act for it in connection which this Lease, except for Cornish & Carey Commercial representing Landlord and Colliers International representing Tenant. Landlord and Tenant shall each indemnify, defend and hold the other party harmless from and against any and all claims by any real estate broker or salesman whom the indemnifying party authorized or employed, or acted by implication to authorize or employ, to act for the indemnifying party in connection with this Lease.

11.    No Change. Except as set forth herein, all of the terms and conditions of the lease remain unchanged and in full force and effect. The Lease constitutes the entire agreement between Tenant and Landlord with respect to the Premises, and has not been modified, changed, altered or amended except as set forth herein. There are no other agreements, written or oral, which affect Tenant’s occupancy of the Premises. To the best Knowledge of Tenant, no party is in default under the Lease and no event has occurred which, with the giving of notice or passage of time, or both, would constitute such a default. Tenant further acknowledges that as of the date of this Second Amendment it has no claims against Landlord or its agent which may serve as the basis of any set-off against Rent or any other remedy at law or equity.

12.    Defined Terms. Capitalized terms used but not defined in this Second Amendment shall have the same meaning as in the Lease.

13.    Counterparts. This Second Amendment may be executed in any number of counterparts, which together shall constitute a final Second Amendment.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Second Amendment as of the day and date first written above.

LANDLORD: BEDFORD PROPERTY INVESTORS, INC. a Maryland corporation		TENANT: SYNNEX INFORMATION TECHNOLOGIES, INC a California corporation

By:	Illegible	By:	Illegible
Its:	SVP Development	Its:	EVP & CFO

EXHIBIT 1

PROPOSAL

Associated Engineering & Construction

A Design/ build Contractor (A, B, C-4, 10, 16, 36 & 38)

1771 Timothy Drive, San Leandro, CA 94577

Tel: (510) 357-5729 Fax: (510) 357-5702

Contractor Lic. # 676896. Bonded. Insured

PROPOSAL SUBMITTED TO SYNNEX (Ms. Lily Huang & Mr. John Ferguson)	PHONE FAX	(510) 668-3602 (510) 668-3602	DATE Jan 18 2001

STREET	CITY, STATE AND ZIP CODE

DESCRIPTION

Install exhaust system & pressure control for Long’s Manufacturing at 3785 Spinnaker Ct., Fremont, CA.

Include:

—     Permit application & drawing preparation, include CADD plots and blueprints.

—     Wood blocking for new equipment on roof.

—     Install one exhaust fan w/ 15HP motor, 480V/3Ø.

—     Install intake ductwork and discharge stack, include seismic restraint.

—     Install one 480V/3Ø electrical circuit, include circuit breaker, conduit, wiring and disconnect.

—     Install one 15HP variable frequency drive.

—     Install building pressure control that shall modulate exhaust air flowrate to maintain a suitable negative pressure at Long’s 24 hours.

—     Paint ductwork above roof screen to match building.

—     Install 100 linear feet, 6’ high metal screen wall, paint to match existing and structural supports.

—     Roof patch.

—     Crane (one time only).

—     Sissorlift rental.

—     Startup.

—     Permit & inspection fee.

Exclude: Autocad background for drawing preparation.

The Price including 1 year warranty on parts & labor under normal, proper usage. 90 days on all repair works.

We propose hereby to furnish materials and labor complete according to above specifications for

The sum of ** Twenty Eight Thousand Eight Hundred and Ninety only *** dollars ($28,890)

Payment to be made as follows:

$5,000 deposit required for ordering materials and scheduling. Work performed & materials delivered will be billed biweekly. Balance upon completion.

Any alteration or deviation from above specifications involving extra costs will be executed only upon written orders, and become an extra charge above the estimate. All contingent upon strikes, accidents or delays are beyond out control.

All work to be completed in accordance with industry standard. They shall further comply with latest adopted California Building Code. California Mechanical Code. California Title 24. National Electrical Code and EPA Section 608.

The Customer aggress to pay any fees or permits charge that are imposed by any government body, relating to the installation or service provided under this Agreement. A finance charge of 1.5% per month will be charged on total remaining balance on accounts pass due. The customer agrees to pay all expenses of collecting past due amounts, including but not limited to attorney fee and court fee occurred by Associated Engineering & Construction.

Submitted By: Mike Wu                          Date: Jan 18, 2001

Note: this proposal is void of not accepted within 30 days.

ACCEPTANCE OF PROPOSAL – The above prices specifications and conditions are satisfactory and are hereby accepted. You are authorized to do the work as specified. Payment will be made as outlined above

Signature:	Date of Acceptance:

EXHIBIT 2

Bayside Interiors	4128 BUSINESS CENTER DRIVE FREMONT, CALIFORNIA 94538 (510) 438-9171

LIC #454203	FAX (510) 438-9375

SYNNEX, Inc.

3797 Spinnaker Ct.

Fremont, Ca 94538

668-3912 Fax 668-3820

12/04/00

SUBJECT: Demising wall repair

ATTN: John Ferguson

We propose to remove and replace existing ceiling allowing access to the demising wall above the ceiling grid. We will seal penetrations and add a rip of drywall to the top of the wall sealing the wall top the desk. Please take into account the following guidelines and clarifications.

Approximately 136 feet of well is affected. All work to be done during off hours. We will protect the existing furnishings, however the tenant is responsible for minimizing this scope by having their employees remove all breakable items from the work area.

ROUGH BUDGET	+-$ 12,800.00

Respectfully Submitted,

/s/    Alan P. Powell

Alan P. Powell